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                                                                   EXHIBIT 10.35



                                   ADDENDUM #1

                                       TO

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                     BETWEEN

                   WAREFORCE.COM, INC., WAREFORCE INCORPORATED

                                       AND

                                   JIM ILLSON

THIS Addendum amends and revises that certain Executive Employment Agreement by and between Wareforce.com, Inc. and Jim Illson executed on July 25, 2000 and effective as of March 16, 2000 as follows:

All references in the Agreement referring to the Company shall mean both Wareforce.com, Inc. and its wholly owned subsidiary, Wareforce Incorporated, a California company and Wareforce Incorporated shall be made a party to the Agreement.

All references to Mr. Illson being President shall mean President of both Wareforce.com, Inc. and Wareforce Incorporated. In addition, Mr. Illson shall have the added duties of CEO of Wareforce Incorporated, with commensurate duties and responsibilities, and shall continue to report in both capacities

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to Mr. Rechtman, the Chairman of both Wareforce.com, Inc. and Wareforce
Incorporated as well as to the boards of directors of both companies.

Amend Section 3.1 "BASE SALARY" by deleting the words "BASE SALARY" and replacing them with "BASE SALARY AND DEFERRED SALARY". Further amending Section
3.1 by adding a second paragraph which reads as follows: "In addition to the Base Salary described immediately above, Employee shall be eligible to earn quarterly deferred compensation payments of $25,000 per quarter, effective October 1, 2000. This deferred quarterly compensation shall be considered Base Salary for purposes determining Base Salary under the provisions of this Agreement relating to severance without cause, or Employee's loss of employment resulting from any change of control. No cash payment as it relates to deferred salary as described herein shall be made unless the Company achieves at least $50,000 in profit before tax for the quarter for which such deferred salary is to be calculated. Should the Company or Employee so request, such deferred salary may be paid in the common stock of the Company or a combination of such stock and cash, at the mutual agreement of the Company and the Employee. In addition, at such time as the Company's board of directors in good faith determines that the Company has reached sustained profitability, the Company's deferred salary payment obligations described herein shall terminate and in lieu thereof Employee shall have his Base Salary increased by $100,000 per year."

Amend Section 3.2 "BONUSES" by adding Section 3.2.2 as follows: "Employ shall receive a bonus of $125,000 upon completion of a merger or acquisition with Acclaim Technology or any other similar merger or acquisition transaction." and by adding Section 3.2.2.1 as follows: "If any bonus is declared or paid, it shall be subject to such withholding as is required by law."

Further amend Section 3.2 "BONUSES" by adding Section 3.2.3 as follows: "The board of directors of the Company, in consultation with Employee and the CEO of Wareforce.com, Inc., shall develop defined objectives for Employee to achieve in 2001 and shall set a bonus plan for Employee for 2001 accordingly."

Amend Section 3.3.4 "STOCK OPTIONS" by adding Section 3.3.4.5 as follows: "In addition to any other option grants or bonuses described in this Agreement, Subject to approval by the Company's shareholders, Employee shall receive as a bonus for Year 2000 performance a grant of 1,500,000 options to purchase shares of the Company's common stock. The exercise price of such options shall be $0.4375, the closing bid price of the Company's common stock on February 23, 2001. Such options shall vest as follows:

        375,000 shall vest as of February 28, 2001;
        375,000 shall vest as of December 31, 2001;
        375,000 shall vest as of December 31, 2002;
        375,000 shall vest as of March 16, 2003.

        The stock options granted under this Section 3.3.4.5 shall be governed by the terms and conditions of the Company's Stock Option Plan in existence on the date of the grant, including but not limited to those provisions dealing with immediate vesting upon mergers, change of control. Such stock options granted under this Section 3.3.4.5 shall be adjusted pro rata in the


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event of a conversion of the preferred stock issue (or any successor preferred stock issue) held by the Company's preferred stock holders on the date of the grant."

Amend Section 3.3.5 "OTHER BENEFITS" by deleting the its last sentence which reads "The amount of automobile allowance provided by the Company to Employees shall be $500.00 per month" and replacing it with "The amount of automobile allowance provided by the Company to Employees shall be $2,500.00 per month. Such increase shall be effective November 1, 2000."

Agreed to this ____ day of ________, 2001.


WAREFORCE.COM, INC.                            WAREFORCE INCORPORATED



By: /s/ Dan Ricketts                           By: /s/ Dan Ricketts
    -------------------------                     ------------------------------
Title: SVP & General Counsel                   Title: SVP & General Counsel


EMPLOYEE

/s/ Jim Illson
-----------------------------
JIM ILLSON